Exhibit 99.1

June 3, 2014

FORDDIRECT SIGNS MULTIYEAR AGREEMENT WITH EPSILON TO PROVIDE
CONSUMERCONNECTION PLATFORM

Full Suite of Services Geared Toward Increasing Sales for Ford and Lincoln Dealers,
Creating Stronger Customer Engagement throughout Vehicle Lifecycle

Epsilon, an Alliance Data (NYSE: ADS) company, has signed a new, multiyear agreement with FordDirect.  Epsilon will be the technology provider for ConsumerConnection, a multichannel marketing platform that enables dealers to deliver tailored communications to their customers and prospects at the right time and through the right channel.

FordDirect, based in Dearborn, Mich., is a joint venture between Ford Motor Company and its franchised dealers. FordDirect provides a comprehensive web solution for dealers that creates and deploys digital marketing and advertising services geared toward increasing sales and service business for Ford and Lincoln dealers. More than 3,000 Ford and Lincoln dealers use FordDirect for new and pre-owned marketing services; sales call tracking; customer lead management; dealer websites; search optimization and marketing; prospect and customer database marketing; marketing services for regional dealer advertising groups; and other marketing services.

Under the terms of the agreement, Epsilon will build and host the FordDirect customer relationship management database of millions of customers and prospects for the Ford and Lincoln brands. The solution will enable Ford and Lincoln dealers to drive deeper customer engagement and deliver over 100 million highly targeted communications annually across multiple marketing channels, including permission-based email, direct mail, mobile, and social. These messages include offers, service reminders, and other triggered lifecycle messages throughout the duration of the car’s ownership.

ConsumerConnection leverages FordDirect data, Ford Motor Company data, and third party email appends to provide a 360-degree view of customers and prospects, including vehicle sales and service data. With this deep insight, ConsumerConnection helps Ford and Lincoln dealers reach their customers and prospects with personalized, relevant messages to increase customer engagement and loyalty.

ConsumerConnection also provides highly customizable creative assets that enable marketing campaign materials to be tailored at the national and dealer level. Additionally, ConsumerConnection provides dealers campaign strategy, customer segmentation and predictive modeling, and advanced analytics for measuring marketing ROI across all marketing channels.

“Epsilon expects this to be a substantial client relationship and has significantly increased staffing to ensure that FordDirect’s dealers are up and running in a seamless fashion in 2014,” said Bryan Kennedy, chief executive officer of Epsilon.

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